Prospectus Supplement	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated February 10, 2006)	Registration No. 333-130063
US Airways Group, Inc.
$143,750,000 7% Senior Convertible Notes Due 2020
Guaranteed by US Airways, Inc. and America West Airlines, Inc.
and
the Common Stock Issuable Upon Conversion of the Notes
     This prospectus supplement supplements the prospectus dated February 10, 2006 of US Airways Group, Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests) of up to $143,750,000 aggregate principal amount at maturity of our 7% Senior Convertible Notes Due 2020, or the debentures, and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.
     The table of selling securityholders contained in the prospectus is hereby amended to add the entity that is named below as a selling securityholder:

	Principal
	Amount at	Number of	Number of	Number of	Percentage of
	Maturity of	Shares of	Shares of	Shares of	Shares of
	Notes	Common Stock	Common Stock	Common Stock	Common Stock
	Beneficially	that may be	Beneficially	Beneficially	Beneficially
	Owned and	Sold in the	Owned Before	Owned After	Owned After
Name (1)	Offered (2)	Offering (3)	the Offering	the Offering (4)	Offering (4)
Aristeia Partners LP Limited (5)	1,050,000	435,233	0	0	0
Alcon Laboratories	277,000	11,481	0	0	0
Arlington County Employees Retirement System	522,000	21,637	0	0	0
Grady Hospital Foundation	77,000	3,191	0	0	0
City University of New York	81,000	3,357	0	0	0
New Orleans Firefighters Pension Relief Fund	47,000	1,948	0	0	0
Occidental Petroleum Corporation	178,000	7,378	0	0	0
Pro Mutual	511,000	21,181	0	0	0
City and County of San Francisco Retirement System	801,000	33,202	0	0	0
1976 Distribution Trust f. b. o. Lauder Zinterhofer	3,000	124	0	0	0
2000 Revocable Trust Lauder Zinterhofer	3,000	124	0	0	0

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes securities held by persons who possess sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days after March 30, 2006.

(3)	Assumes conversion of all of the holder’s notes at a conversion rate of 41.4508 shares of common stock per $1,000.00 original principal amount of the notes. However, this conversion rate is subject to adjustment as described under “Description of the Notes — Adjustment of Conversion Rate” in the prospectus. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(4)	Assumes that each selling securityholder will sell all of such stockholder’s shares of common stock being registered hereby and is based on each selling securityholder’s beneficial ownership of shares of common stock as of March 30, 2006. Calculated based on 82,085,219 shares of common stock outstanding as of February 8, 2006.

(5)	Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar.
          Investing in the notes or shares of our common stock involves risks that are described in the “Risk Factors” section beginning on page 6 of the prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 30, 2006.